UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):     May 11, 2020

Cogent Communications Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51829	46-5706863
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2450 N St NW, Washington, D.C.	20037
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:     202-295-4200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on which Registered
Common Stock, par value $0.001 per share	CCOI	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 11, 2020, Cogent Communications Holdings, Inc. (the “Company”) announced the appointment of Sean Wallace as Vice President, Chief Financial Officer and Treasurer of the Company, effective immediately. Also on May 11, 2020, Thaddeus G. Weed, stepped down from his role of Chief Financial Officer, effective immediately. To facilitate an orderly transition, Mr. Weed will remain with the Company as Senior Vice President – Audit & Operations. In addition, Mr. Jean-Michel Slagmuylder, who had been serving as Acting Chief Financial Officer and Treasurer of the Company since March 17, 2020 during Mr. Weed’s temporary medical leave of absence, stepped down from that role on May 11, 2020 and will return to his position of Chief Financial Officer for European Operations, effective immediately.

Mr. Wallace, age 58, has over 30 years of experience in finance, telecom banking and other public company management positions. Prior to joining the Company, Mr. Wallace was an investor and operator of residential and industrial real estate projects from 2015. He was also, from 2008 to 2015, a senior manager at Standard Chartered Bank where he led their Corporate Finance and Wholesale Origination efforts on a global basis. He also worked at J.P. Morgan from 1998 to 2007 where his roles included being Co-Head of their Investment Banking efforts in the Asia Pacific region as well as leading their North American Telecom Banking efforts. Mr. Wallace is a graduate of Harvard College and Harvard Business School.

Pursuant to an employment letter entered into with the Company on April 22, 2020 (the “Employment Letter”), Mr. Wallace will receive a base salary of $350,000 and a grant of 12,000 shares of restricted common stock of the Company. Subject to his continued employment, the restricted stock will vest 25% on June 1, 2021, and the remainder will vest quarterly in increments of 750 shares over the next three years so that the grant is fully vested after four years of employment. On May 11, 2020, Mr. Wallace also entered into a severance agreement with the Company (the “Severance Agreement”) pursuant to which he will receive severance equal to six months’ salary if he is terminated other than for cause or Mr. Wallace terminates his employment for good reason, as defined in the Severance Agreement. Such severance is payable as salary continuation, unless he is terminated following a change in control in which case it is paid in a lump sum. He would also be entitled to any receive any restricted stock that would vest over the course of six months following his termination, as provided in his restricted stock award.

The summary of Mr. Wallace’s compensation is qualified in its entirety by the full text of the Employment Letter the Restricted Stock Award and the Severance Agreement, which are attached as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description

10.1	Employment Letter between the Company and Sean Wallace, effective April 22, 2020 (filed herewith).

10.2	Restricted Stock Award, dated May 11, 2020, between the Company and Sean Wallace (filed herewith).

10.3	Severance Agreement, dated May 11, 2020, between the Company and Sean Wallace (filed herewith).

99.1	Press Release of Cogent Communications Holdings, Inc. dated May 11, 2020 (filed herewith).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cogent Communications Holdings, Inc.

May 11, 2020	By:	/s/ David Schaeffer
Name: David Schaeffer
Title: President and Chief Executive Officer